Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLOUD PEAK ENERGY INC.

Cloud Peak Energy Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

(a)                                 The name of the Company is Cloud Peak Energy Inc.  The Company filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to Section 103 of the Delaware General Corporation Law, as amended, (the “DGCL”) on July 31, 2008.

(b)                                 This Amended and Restated Certificate of Incorporation, which amends and restates the original Certificate of Incorporation in its entirety, was duly adopted in accordance with Sections 242 and 245 of the DGCL.

(c)                                  The Amended and Restated Certificate of Incorporation of the Company shall read in its entirety:

ARTICLE I

NAME

The name of the Company is Cloud Peak Energy Inc. (the “Company”).

ARTICLE II REGISTERED OFFICE

AND AGENT

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 4.1                                    AUTHORIZED SHARES.  The total number of shares of all classes of capital stock which the Company shall have authority to issue is 220,000,000 shares, of which:

(a)                                 200,000,000  shares, par value $0.01 per share, shall be shares of common stock (the “Common Stock”); and

(b)                                 20,000,000  shares, par value $0.01  per share, shall be shares of preferred stock (the “Preferred Stock”).

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holders as a class or series is required pursuant to the terms of any series of Preferred Stock.

Section 4.2                                    COMMON STOCK.  Except as (i)  otherwise required by law or (ii) expressly provided in this Amended and Restated Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(a)                                 DIVIDENDS.  Subject to the rights of the holders of any series of Preferred Stock, and to the other provisions of this Amended and Restated Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends in cash, securities or other property of the Company as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor.

(b)                                 VOTING RIGHTS.  At every annual or special meeting of stockholders of the Company, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock records of the Company; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including, without limitation, to vote on any amendment to any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate of designation relating to any series of Preferred Stock).

(c)                                  RESERVATION OF SHARES ISSUABLE UPON REDEMPTION OF COMMON MEMBERSHIP UNITS.  The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon any acquisition of Common Membership Units in accordance with Article IX of the LLC Agreement, such number of shares of Common Stock that shall be issuable upon the redemption of all outstanding Common Membership Units redeemable in accordance with the LLC Agreement; provided that nothing contained herein shall preclude the Company from acquiring Common Membership Units in accordance with Article IX of the LLC Agreement by delivery of shares of Common Stock that are held in the treasury of the Company.

Section 4.3                                    PREFERRED STOCK.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable laws of the State of Delaware to establish from time to time the number of shares to be included in each such series, and to fix the voting powers (if any), designation, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof.

ARTICLE V BOARD OF

DIRECTORS

Section 5.1                                    MANAGEMENT.  The business and affairs of the Company shall be managed by or under the direction of the Board of Directors.  The Board of Directors may exercise all such authority and powers of the Company and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

Section 5.2                                    NUMBER OF DIRECTORS.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Company shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board; provided, however, that the number of directors shall not be less than three (3) nor more than fifteen (15).  The term “Whole Board” at any time shall mean the total number of authorized directors fixed at the time whether or not there exist any vacancies in previously-authorized directorships.

Section 5.3                                    CLASSIFICATION OF DIRECTORS.  As of the IPO Date, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified conditions, shall be divided into three classes, as nearly equal in number as is possible, and designated Class I, Class II and Class III.  The Board of Directors may assign members of the Board of Directors already in office immediately prior to the IPO Date to such classes.  The initial term of the Class I directors shall expire at the first annual meeting of stockholders to be held after the IPO Date, the initial term of the Class II directors shall expire at the second annual meeting of stockholders to be held after the IPO Date, and the initial term of the Class III directors shall expire at the third annual meeting of stockholders to be held after the IPO Date.  Members of each class shall hold office until their successors are duly elected and qualified or until such director’s earlier death, resignation or removal. At each annual meeting of the stockholders of the Company following the IPO Date, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders after their election.  No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Section 5.4                                    NEWLY-CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause shall, unless otherwise required by law or provided by resolution of the Board of Directors, be filled only by the Board of Directors, even if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by stockholders.  Directors so chosen to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as provided in this Amended and Restated Certificate of Incorporation.

Section 5.5                                    REMOVAL OF DIRECTORS.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time, at a meeting called for that purpose, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class.

Section 5.6                                    WRITTEN BALLOT NOT REQUIRED.  Elections of directors need not be by written ballot unless the bylaws of the Company shall otherwise provide.

Section 5.7                                    BYLAWS.  The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Company.  Any bylaws adopted by the Board of Directors under the powers conferred hereby may be amended or repealed by the directors or, subject to the proviso in the immediately subsequent sentence, by the stockholders.  The stockholders shall also have power to adopt, amend or repeal the bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or classes or series or series of stock of the Company required by law, by this Amended and Restated Certificate of Incorporation or by the bylaws, the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Company.

Section 5.8                                    QUALIFICATIONS. Any director of the Company that is also an officer of the Company shall cease to be qualified to be a director upon termination of such officer’s employment with the Company for any reason, as of the date of such termination, and shall cease to be a director at such time.

ARTICLE VI LIMITATION

OF LIABILITY

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director;  provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.  Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.  The provisions of this Article VI shall not be deemed exclusive or in limitation of any other rights to which directors, officers, or others may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

ARTICLE VII

AMENDMENT

The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.  Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Company, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated

Certificate of Incorporation, the bylaws of the Company or otherwise, but in addition to any affirmative vote of the holders of any particular class or classes or series or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the bylaws of the Company or otherwise, the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class, shall be required to adopt any provision inconsistent with, or to amend or repeal any provision of, Articles V, VI, VII, VIII, IX, X or XII of this Amended and Restated Certificate of Incorporation.

ARTICLE VIII BUSINESS

OPPORTUNITIES

Section 8.1                                    Subject to the proviso in the last sentence of paragraph (2) of this Article VIII, and except as otherwise agreed in writing between the Company and an RTEA Member, to the fullest extent permitted by law, (i) no RTEA Member (or any of the officers, directors, employees, advisory board members, agents, stockholders, members, partners, Affiliates and subsidiaries of any RTEA Member or any of its Affiliates (collectively the “RTEA Member Affiliates”)) shall have the duty (fiduciary or otherwise) or obligation, if any, to refrain from (a) engaging in the same or similar activities or lines of business as the Company or the LLC, (b) doing business with any client, customer or vendor of the Company or the LLC or (c) entering into and performing one or more agreements (or modifications or supplements to pre-existing agreements) with the Company or the LLC, including, without limitation, in the case of any of clause (a), (b) or (c), any such matters as may be corporate opportunities, (ii) no RTEA Member nor any RTEA Member Affiliate shall be deemed to have breached any duties (fiduciary or otherwise), if any, to the Company or its stockholders by reason of any RTEA Member or any RTEA Member Affiliate engaging in any such activity or entering into such transactions, including, without limitation, any corporate opportunities, whether or not such opportunities have been offered to the Company, and (iii) to the extent required by applicable law in order to effectuate the purpose of this provision, the Company shall have no interest or expectancy, and specifically renounces any interest or expectancy, in, and in being offered an opportunity to participate in, any such activities or transactions.

Section 8.2                                    If any RTEA Member or RTEA Member Affiliate acquires knowledge of any potential matter or transaction which may be a corporate opportunity or otherwise is utilizing any corporate opportunity, the Company and the LLC shall have no interest in such corporate opportunity and no expectancy that such corporate opportunity be offered to it, any such interest or expectancy being hereby renounced, so that (i) such RTEA Member or RTEA Member Affiliate shall, to the fullest extent permitted by law, have the right to hold and to utilize any such corporate opportunity for its own account (and for the account of its officers, directors, employees, advisory board members, agents, stockholders, members, partners, Affiliates and subsidiaries (other than the Company)) or to direct, sell, assign or transfer such corporate opportunity to any person other than the Company or the LLC and (ii) such RTEA Member or RTEA Member Affiliate shall have no obligation to communicate or offer such corporate opportunity to the Company or the LLC and shall not, to the fullest extent permitted by law, breach any duty (fiduciary or otherwise) to the Company or any of its stockholders or be liable to the Company or any of its stockholders for breach of any duty (fiduciary or otherwise) as a director, officer or stockholder of the Company by reason of the fact that any RTEA Member or RTEA Member Affiliate acquires, utilizes, or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Company or any of its stockholders; provided, however, that notwithstanding any other provision of this Article VIII, the Company does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any director or officer of the Company (as defined in Securities Exchange Rule 16a-1(f)) who also is a RTEA Member Affiliate if such opportunity is expressly offered in writing to such person solely in his or her capacity as a director or officer of the Company (as defined in Securities Exchange Act Rule 16a-1(f)).

Section 8.3                                    For purposes of this Article VIII, (i) the term “corporate opportunity” shall mean an investment, business opportunity or prospective economic or competitive advantage, including, without limitation, any matter (a) in which the Company could have an interest or expectancy, (b) which the Company is financially able to undertake, or with respect to which the Company would reasonably be able to obtain debt or equity financing, and (c) which is, from its nature, in the line or lines of the Company’s business or reasonable expansion thereof, (ii) the term “Company” shall mean the Company, the LLC and all corporations, partnerships, joint ventures, associations and other entities in which the Company or the LLC beneficially owns (directly or indirectly) voting stock, voting power, partnership interests or similar voting interests and (iii) the term “person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

Section 8.4                                    Neither the alteration, amendment or repeal of this Article VIII nor the adoption of any provisions of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise prior to such alteration, amendment, repeal or adoption.

ARTICLE IX

SPECIAL MEETING AND ACTION BY WRITTEN CONSENT

Special meetings of stockholders may be called for any purpose only by the majority of the Board of Directors or its Chairperson, and not by stockholders.

Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be effected only upon the vote of the stockholders at an annual or special meeting duly called and may not be effected by written consent of the stockholders.

ARTICLE X SECTION 203 OF

THE DGCL

The Company shall not be governed by Section 203 of the DGCL.

ARTICLE XI

SEVERABILITY

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law.

ARTICLE XII

DEFINITIONS

For purposes of this Amended and Restated Certificate of Incorporation, the following terms shall have the meaning set forth below.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.  Notwithstanding the foregoing, (i) no Member shall be deemed an Affiliate of LLC or its subsidiaries, (ii) LLC shall not be deemed an Affiliate of any Member, (iii) no Member shall be deemed an Affiliate of any other Member solely by virtue of the ownership of Common Membership Units, and (iv) no officer, director, manager or stockholder of any Person shall be considered an Affiliate of such Person solely as a result of serving in such capacity or being a stockholder of such Person;  provided, however, that for purposes of this definition, the Company shall be considered an Affiliate of LLC.

“Common Membership Unit” means a common membership unit of the LLC.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“IPO Date”  means the closing date of the initial public offering of the Company’s Common Stock.

“LLC” means Cloud Peak Energy LLC, a Delaware limited liability company, or its successor.

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the LLC, as it may be amended, supplemented, or otherwise modified from time to time.

“Member” means each Person that is or becomes a member, as contemplated in the Delaware Limited Liability Company Act, 6 Del.C. §§18-101, et seq., as it may be amended from time to time, and any successor to such statute, of the LLC in accordance with the provisions of the LLC Agreement and is listed on Exhibit A to the LLC Agreement (as such Exhibit may be amended or modified from time to time) and has not ceased to be a Member as provided in Section 3.1(e) of the LLC Agreement.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, any United States federal, state or local or any foreign government, supranational, governmental, regulatory or administrative authority, instrumentality, agency or commission, political subdivision, self- regulatory organization or any court, tribunal or judicial or arbitral body or other governmental authority, or other entity or organization of any nature whatsoever.

“RTEA” means Rio Tinto Energy America Inc., a Delaware corporation, or its successor.

“RTEA Member” means RTEA and Kennecott Management Services Company (“KMS”), a Delaware corporation, or its successor.

IN WITNESS WHEREOF, the undersigned, has signed this Amended and Restated Certificate of Incorporation this 17th day of November 2009.

CLOUD PEAK ENERGY INC.

By:
SHANNON S. CROMPTON
Its:	Secretary